February 4, 2025

First Trust Exchange-Traded Fund IV

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund IV (the “Trust”)

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be supplemented to add new Funds.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

 /s/ James M. Dykas

James M. Dykas

Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund IV

/s/ Derek D. Maltbie

Derek D. Maltbie

Treasurer, Chief Financial Officer and

Chief Accounting Officer

Exhibit A

Funds	Dates
First Trust Exchange-Traded Fund IV (10/31 FYE)
First Trust North American Energy Infrastructure Fund (EMLP)	03/31/2026
First Trust Tactical High Yield ETF (HYLS)	03/31/2026
First Trust Senior Loan Fund (FTSL)	03/31/2026
First Trust High Income Strategic Focus ETF (HISF)	03/31/2026
First Trust Enhanced Short Maturity ETF (FTSM)	03/31/2026
First Trust Low Duration Opportunities ETF (LMBS)	03/31/2026
First Trust SSI Strategic Convertible Securities ETF (FCVT)	03/31/2026
First Trust Long Duration Opportunities ETF (LGOV)	03/31/2026
First Trust EIP Carbon Impact ETF (ECLN)	03/31/2026
FT Vest S&P 500 Dividend Aristocrats Target Income ETF (KNG)	03/31/2026
First Trust Limited Duration Investment Grade Corporate ETF (FSIG)	03/31/2026
FT Vest Rising Dividend Achievers Target Income ETF (RDVI)	03/31/2026
FT Energy Income Partners Strategy ETF (EIPX)	03/31/2026
FT Vest DJIA® Dogs 10 Target Income ETF (DOGG)	03/31/2026
First Trust Intermediate Government Opportunities ETF (MGOV)	03/31/2026
First Trust Intermediate Duration Investment Grade Corporate ETF (FIIG)	03/31/2026
FT Vest SMID Rising Dividend Achievers Target Income ETF (SDVD)	03/31/2026
FT Vest Technology Dividend Target Income ETF (TDVI)	03/31/2026
FT Vest Dow Jones Internet & Target Income ETF (FDND)	03/31/2026
FT Vest 20+ Year Treasury & Target Income ETF (LTTI)	02/04/2027
FT Vest High Yield & Target Income ETF (HYTI)	02/04/2027
FT Vest Investment Grade & Target Income ETF (LQTI)	02/04/2027